UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2020

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000
Los Angeles
California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	REXR	New York Stock Exchange
5.875% Series A Cumulative Redeemable Preferred Stock	REXR-PA	New York Stock Exchange
5.875% Series B Cumulative Redeemable Preferred Stock	REXR-PB	New York Stock Exchange
5.625% Series C Cumulative Redeemable Preferred Stock	REXR-PC	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS
On March 5, 2020, Rexford Industrial Realty, Inc. (the “Company”), through its operating partnership, Rexford Industrial Realty, L.P., of which the Company is the sole general partner (the “Operating Partnership”), acquired from a group of sellers (the “Sellers”) that are not affiliated with the Company 10 industrial properties (the “Properties”) located in Southern California for an aggregate purchase price of approximately $203.2 million (exclusive of closing costs), including assumed debt of approximately $44.7 million. In consideration for the Properties the Operating Partnership (i) paid $49.2 million in cash, (ii) issued 1,406,170 common units of limited partnership interests in the Operating Partnership (the “Common Units”) and (iii) issued 906,374 4.00% cumulative redeemable convertible preferred units of partnership interest in the Operating Partnership (the “Series 2 CPOP Units”).
The Series 2 CPOP Units are convertible (i) at the option of the holder anytime from time to time, or (ii) at the option of the Operating Partnership, at any time on or after March 5, 2025, in each case, into 0.7722 Common Units per Series 2 CPOP Unit, subject to adjustment to eliminate fractional units or to the extent that there are any accrued and unpaid distributions on the Series 2 CPOP Units. Holders of Common Units have the right to cause the Operating Partnership to redeem any or all of their Common Units for an amount of cash per unit equal to the then current market value of one share of the Company’s common stock, or, at the Company’s election, shares of the Company’s common stock on a one-for-one basis. On the date of the filing of this Current Report on Form 8-K, the closing price of the Company’s common stock on the New York Stock Exchange was $49.99.
The Series 2 CPOP Units rank senior to the Operating Partnership’s Common Units, on parity with the Operating Partnership’s 5.875% series A cumulative redeemable preferred units, the Operating Partnership’s 5.875% series B cumulative redeemable preferred units, the Operating Partnership’s 4.43937% cumulative redeemable convertible preferred units, the Operating Partnership’s 5.625% series C cumulative redeemable preferred units and any future class or series of partnership interest of the Operating Partnership expressly designated as ranking on parity with the Series 2 CPOP Units, and junior to any other class or series of partnership interest of the Operating Partnership expressly designated as ranking senior to the Series 2 CPOP Units.
Holders of Series 2 CPOP Units, when and as authorized by the Company as general partner of the Operating Partnership, are entitled to cumulative cash distributions at the rate of 4.00% per annum of the $45.00 liquidation preference per Series 2 CPOP Unit, payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on or about March 31, 2020. The holders of Series 2 CPOP Units are entitled to receive the liquidation preference, which is $45.00 per Series 2 CPOP Unit and approximately $40.8 million in the aggregate for all of the Series 2 CPOP Units, before the holders of Common Units are entitled to receive distributions in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership.
In connection with the acquisition of the Properties, the Company and the Operating Partnership have provided the recipients of the Common Units and Series 2 CPOP Units and certain permitted transferees with customary indemnification in connection with certain taxable transfers of the Properties.
On March 5, 2020, the Company executed the Seventh Amended and Restated Agreement of Limited Partnership (the “Seventh A&R Partnership Agreement”), which, among other things, amends the partnership agreement of the Operating Partnership to create the Series 2 CPOP Units described above and to shorten the period of time by which the Operating Partnership is required to redeem Common Units tendered for redemption by limited partners of the Operating Partnership to seven calendar days. This description of the amendments effected by Seventh A&R Partnership Agreement is qualified in its entirety by reference to the Seventh A&R Partnership Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 8.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits.

Exhibit Number	Description
10.1	Seventh Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXFORD INDUSTRIAL REALTY, INC.
March 5, 2020	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)

March 5, 2020	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)